EXHIBIT 4.1

POCKETFINDER LLC

$_______________
CONVERTIBLE NOTE

PocketFinder LLC , a limited liability company duly organized and existing under the laws of California (herein referred to as the “Company”), for value received, hereby promises to pay to _________________________________, the principal sum of $____________________ in 12 months, at the office or agency of the Company in Anaheim, California, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts, and to pay interest on said principal sum at the rate of 8% per annum, at said office or agency, in like coin or currency.

At the option of the Company, this Note or any portion hereof, plus any accrued and unpaid interest may be converted into:

•           shares of the common stock of any corporation which acquires the Company on the basis of one share for each $1.00 of principal or interest converted.  Any such conversion of this note into shares of the acquired corporation must take place within five days after the date the acquisition closes,

or

•           the Company’s Class A membership units on the basis of one Class A membership unit for each $50,000 of principal and/or interest converted, it being understood that if less than $50,000 of principal and/or interest is converted a proportional fraction of a Class A membership unit will be issued upon conversion.

This Note may be prepaid at any time, at the option of the Company, in whole or in part, from time to time and upon notice given not less than 30 days before the date fixed for prepayment and mailed to the holder at the address shown below.

Upon any default in the payment of principal or interest, or upon the failure to issue any securities to which the holder is entitled upon conversion, the holder of this Note will be entitled to all costs of collection, including reasonable attorney’s fees.

This Note shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be construed in accordance with the laws of California.

Dated:  _______________

POCKETFINDER LLC

By
President

Address of Holder:

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